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                                                                    EXHIBIT 99.1

[VIEWCAST CORPORATION LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

                         Company Contact:       Investor Contact:
                         Laurie Latham          Katherine Stubblefield
                         ViewCast Corporation   Shelton Communications Group
                         Tel: 972-488-7200      Tel: 512-482-8644
                                                kstubblefield@sheltongroup.com

   VIEWCAST EXTENDS PUBLIC WARRANT EXPIRATION DATE AND REDUCES EXERCISE PRICE

DALLAS (Jan. 23, 2002) - ViewCast Corporation (NASDAQ: VCST & VCSTW), the video communications leader, announced today that its Board of Directors has voted to extend the public and public equivalent common stock purchase warrants to an expiration date of February 3, 2005, from February 3, 2002. Additionally, the Board of Directors has voted to decrease the exercise price of these warrants to $1.00 per share from $4.19 per share beginning on March 1, 2002, until the Warrant Expiration Date. The warrants are redeemable by the company under certain conditions. Approximately 3,900,000 public and public equivalent warrants are outstanding.

"We are pleased to provide a continuing opportunity for future investment in ViewCast to our warrant holders at an attractive exercise price," said George Platt, ViewCast president and CEO. "The extension of the term on the warrants combined with the lower exercise price will continue to provide a potential source of capital for the company."

ABOUT VIEWCAST CORPORATION

ViewCast develops products and services that provide video networked solutions. ViewCast maximizes the value of video through its core businesses: Osprey(R) Video provides the streaming media industry's de facto standard capture cards; ViewCast Systems integrates turnkey streaming and video distribution systems; and ViewCast Online delivers complete B2B solutions and video delivery for online video communications. From streaming digital video on the Internet to distribution of broadcast-quality video throughout the corporate enterprise, plus comprehensive "click, create and view" video software applications, ViewCast provides the complete range of video solutions.

Visit the company's Web site (http://www.viewcast.com) for more information.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued significant losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the Company's Prospectus filed on July 14, 2000 and its reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission. All trademarks are property of their respective holders.